                                                                    EXHIBIT 10.7

                                 SPECTRA, INC.
                          ACCENT COLOR SCIENCES INC.
                             OEM SUPPLY AGREEMENT

IN THIS AGREEMENT, dated as of January 8, 1996, SPECTRA, INC. ("SPECTRA") and ACCENT COLOR SCIENCES INC. ("Customer"), collectively the "Parties", agree as follows:

                                  DEFINITIONS

I.   DEFINITIONS
     -----------

     1. 1. "Affiliate" means any corporation, partnership, association, or other entity with respect to which a party, directly or indirectly through a subsidiary, has not less than a majority beneficial ownership, but only if that corporation, partnership, association, or other entity expressly agrees in writing to be bound by this Agreement, and only while that ownership relationship exists.

     1.2. "Agreement" means this Supply Agreement between Spectra and Customer.

     1.3. "Ancillary Hardware" means any hardware, other than Printheads, that is part of a Print Engine, including but not limited to ink reservoirs, pressure regulators, head drive electronics, ink supply tubing, etc.

     1.4. "Customer's Field" and "Customer's Exclusive Field" shall be defined in accordance with Sections 9.1.1 and 9.2.1 below, respectively.

     1.5. "Customer Product" shall mean a digital printer, printing system or printing subsystem, including a Mechanism and a Printhead, designed, manufactured or marketed by or on behalf of Customer, on a retail, distribution or OEM sales basis, the Printhead(s) in which have been purchased from Spectra.

     1.6 "Customer Program Technology" shall mean any Technology developed or acquired by Customer in the course of developing Customer Products, whether patented or unpatented including any know-how for practicing such Technology, which relates directly to the operation of and the interface to Spectra Printheads, Inks or Hardware incorporating Spectra System Technology.

     1.7.  "Effective Date" means [date of agreement].

     1.8. "Hardware means Print Engines, Printheads and Ancillary Hardware supplied by Spectra to Customer.

     1.9. "Ink" means printing inks and other materials used in printing processes which are used in Printheads.

     1.10. "Packaged Spectra Ink" means Spectra Ink of formulations currently referred to as "Launch" and "Sable" packaged in accordance with the Ink Specifications attached as Exhibit 1.

     1.11. "Print Engine" shall mean a device comprised of (i) components for moving and controlling the movement of the Printhead and print media, paper path, and ink supply components (collectively, the "Mechanism"), (ii) a Printhead, and (iii) optionally a power supply and covers.

     1.12. "Printhead" shall mean a piezoelectric device with multiple jets that eject droplets of Ink on demand.

     1.13. "Purchase Order" means any purchase order that Customer issues to order Products from Spectra in accordance with this Agreement.

     1.14. "Products" means Hardware and Spectra Ink supplied by Spectra to Customer.

     1.15. "Purchase Year" shall mean a twelve month period beginning on April 1, of each year and ending on March 31 of the following year, except that the first Purchase Year shall begin on the date hereof and end on March 31, 1996.

     1.16. "Reserved Markets" shall mean those markets and applications which Spectra has granted exclusive and/or non-exclusive rights to other Spectra customers, as more specifically defined in Schedule 3.

     1.17. "Spectra Ink" shall mean Ink manufactured by or on behalf of Spectra.

     1.18. "Spectra System Technology" shall mean System Technology that Spectra owns or has the right to sublicense to Customer, except for patents licensed to Spectra from Xerox Corporation, on the Effective Date.

     1.19. "System Technology" shall mean Technology for the manufacture and use of Print Engines, including but not limited to transparency enhancement, heated platen print zone, offhead ink supply, and machine control electronics, but specifically excluding any Technology related to the manufacture of Printheads, or Inks.

     1.20. "Spectra Future Systems Technology" shall mean System Technology that Spectra develops or acquires after the Effective Date, or as to which Spectra acquires after the Effective Date the right to sublicense to Customer, except for patents licenses to Spectra from Xerox Corporation.

     1.21. "Technology" shall mean inventions, works of authorship, know-how, trade secrets, manufacturing processes, designs, and specifications, and shall include patents, patent applications and copyrights.

     1.22. "Specifications" means the specifications for Spectra Products attached in Exhibit 1, including all changes made in accordance with this Agreement.

     1.23. "Term" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates under Section 12.

     1.24. "Total Requirements" shall mean the aggregate of all Ink used by Customer or sold by Customer for use with Spectra Printheads.


                      GENERAL TERMS FOR SPECTRA PRODUCTS

2.   FORECASTS: PURCHASE ORDER
     -------------------------

     2.1. Customer will order Spectra Products through the issuance of purchase orders at least ninety (90) days in advance of the requested delivery dates. All preprinted terms and conditions on purchase orders are superseded entirely by the terms and conditions of this Agreement. Each purchase order will adequately identify the Spectra Product ordered by use of Spectra's product code, set forth the requested quantity, and specify the requested delivery method and date. Purchase orders must be in writing and may be sent via facsimile to Spectra's then current facsimile number.

     2.2 Upon receipt of any purchase order submitted in accordance with this Agreement, Spectra will either: (i) accept the order, which will establish the delivery date; or (ii) notify Customer of Spectra's inability to deliver Spectra Product at the time or times requested. If Spectra cannot fulfill Customer's purchase orders as requested due to a shortage of any Spectra Product, Spectra shall use its reasonable efforts to satisfy Customer's purchase requirements as closely as possible. If Spectra ships an order, Spectra will have been deemed to have accepted it.

     2.3 Spectra Products will be delivered to Customer in packaging reasonably acceptable to Customer, given shipment, warehousing and storage requirements. (Customer will advise Spectra in writing of any special packaging or labeling requirements at the time in placing an order.) Delivery will be made FOB Spectra's manufacturing, warehousing or transshipment facility.

     2.4. Customer will provide Spectra with a non-binding, rolling six (6) month forecast of Spectra Product requirements; provided, however, that orders placed under Section 2.1 hereunder are noncancellable and non-deferrable beginning ninety (90) days prior to scheduled delivery date. In general, Spectra requires up to six (6) months advance notice to add significant additional manufacturing capacity, and may not be able to meet orders as a result of changes in or requirements in excess of those set forth in six-month rolling forecasts.


                            HARDWARE PURCHASE TERMS

3.   HARDWARE PRICES AND TERMS
     -------------------------

     3.1. Customer shall pay Spectra the amounts specified in Schedule I, subject to the terms and provisions thereof, for each Spectra Hardware Product which Customer orders from Spectra under Section 2.

     3.2. Customer will pay Spectra for each Spectra Hardware Product as follows: (i) twenty-five percent (25%) no later than sixty (60) days prior to the requested delivery date, (ii) twenty-five percent (25%) no later than thirty
(30) days prior to the requested delivery date, and (iii) the balance within thirty (30) days after delivery to Customer by Spectra. All past due amounts shall accrue delinquency charges at the rate of one percent (I%) per month.

4.   HARDWARE WARRANTIES AND REPAIRS
     -------------------------------

     4.1. Spectra warrants to Customer that:

          4.1.1. Each Spectra Hardware Product shall conform to the Specifications and be free from defects in materials and workmanship for the lesser of 180 days after the Hardware Product is delivered to Customer's customer or 270 days after title to that Spectra product passes to Customer under this Agreement;

          4.1.2. Each Spectra Hardware Product shall comply with the applicable rules and regulations of agencies defined in the Specifications.

     4.2. THE WARRANTIES IN SECTION 4.1 ARE IN LIEU OF ALL OTHER SPECTRA HARDWARE PRODUCT WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     4.3. If, within the warranty period specified in Section 4.1.1, a Spectra Hardware Product does not comply with any warranty in Section 4.1 and Customer notifies Spectra of such noncompliance prior to 30 days after the end of s u c h period, Customer may ship such product back to Spectra at Customer's expense. Spectra shall at its option promptly repair or replace that Spectra Product. Spectra shall pay the costs of any such repair or replacement, including transportation costs incurred returning repaired or replaced products to Customer unless (i) the Spectra Product is not defective, in which case Customer shall pay

Spectra's reasonable costs of inspection and all transportation charges, or (ii) the Spectra product is defective due to Customer's or any third party's damage, misuse, abuse, or failure to use ink equivalent to the Spectra Ink, in which case Customer shall pay all costs of repair or replacement and transportation. Customer must mark each package it returns to Spectra under this Section 4.3 with a Returned Materials Authorization ("RMA") number, which Spectra shall furnish to Customer on request, and shall include with each returned Spectra Product a writing which specifies the reasons why Customer rejected that Spectra Hardware Product.

          4.4. Non-Warranty Hardware Repairs. Whenever practical, Spectra will provide depot repair services on Hardware for repairs not covered by the foregoing warranty. Upon authorized return to Spectra's designated facility under an RMA, Spectra shall repair Hardware at Customer's expense, on a time and materials basis, at Spectra's then current prices for parts and rates for service. In cases where Hardware cannot be successfully repaired, Customer, at its option, may either replace the returned Hardware by purchasing a new unit from Spectra at then current prices or reimburse Spectra for its valid repair efforts and costs on the returned unit. Repairs are warranted by Spectra for the remainder of the original warranty period or ninety (90) days, whichever is longer.

                              INK PURCHASE TERMS

5.   INK PURCHASE OBLIGATIONS
     ------------------------

     5.1. Customer will purchase its Total Requirements of Ink from Spectra, provided that Customer may seek and utilize alternative or supplemental sources of Ink to the extent and for the period Spectra is unable to fulfill Customer's requirements. In the event Customer identifies a lower priced supplier of Ink that is the same quality and meets the functional Specification of Spectra Ink, Customer may present Spectra with bona fide evidence of such lower price, and documentation that the competitive ink meets the Ink Specifications. Spectra shall have the right to meet such price. In the event Spectra meets such price, Customer shall continue its purchases from Spectra. In the event Spectra elects not to meet such competitive price, Customer may purchase Ink for use i n conjunction with Printheads from such alternative supplier. Any Inks purchased by Customer from a third party must be qualified within a reasonable timeframe by Spectra to

Spectra's functional Specification at Customer's expense in order for Spectra to maintain existing warranty coverage on Hardware used with such third party Inks.

6.   INK PRICES
     ----------

     6.1.  Prices for Packaged Spectra Ink shall be determined as set forth
Schedule 1.

     6.2. Customer shall pay Spectra for Ink as follows: (i) twenty-five percent (25%) no later than sixty (60) days prior to the requested delivery date, (ii) twenty-five percent (25%) no later than thirty (30) days prior to the requested delivery date, and (iii) the balance within thirty (30) days after delivery by Spectra. All past due amounts shall accrue delinquency charges at the rate of one percent (I%) per month.

7.   SPECTRA INK WARRANTIES
     ----------------------

     7.1. Spectra warrants to Customer that:

          7.1.1. Each unit of Spectra Ink shall conform to the applicable Spectra Ink Specifications for the lesser of 180 days after the Ink is delivered to Customer's customer or 270 days after title to that Spectra Ink passes to Customer under this Agreement;

          7.1.2. Each unit of Packaged Spectra Ink shall comply with t h e appropriate Ink specifications.

     7.2 THE WARRANTIES IN SECTION 7.1 ARE IN LIEU OF ALL OTHER SPECTRA INK WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          7.3. If, within the warranty period specified in Section 7.1.1 a Spectra Ink Product does not comply with any warranty in Section 7.1 and Customer notifies Spectra of such noncompliance prior to 30 days after the end of such period, Spectra shall promptly replace that unit. Spectra shall pay the costs of any such replacement, including transportation charges, unless (i) the unit is not defective, in which case Customer shall pay all transportation charges and, if

Customer's determination that the unit was defective was not in good faith, Spectra's reasonable costs of inspection, or (ii) the unit is defective due to Customer's or any third party's damage, misuse, or abuse in which case Customer shall pay all costs of repair or replacement and transportation. Customer must mark each package it returns to Spectra under this Section 7.3 with a Returned Materials Authorization number, which Spectra shall furnish to Customer on request, and shall include with each returned unit (or with a returned lot or batch, if the same defect occurs in more than one unit) a writing which specifies the reasons why Customer rejected that unit, lot, or batch.

                                    GENERAL

8.   LICENSES AND ROYALTIES
     ----------------------

     8.1. Subject to the terms of this Agreement, (i) Spectra hereby grants to Customer a worldwide right and license, with rights to sublicense only in connection with Customer Products, under the Spectra System Technology to make, have made, use and sell Customer Products in Customer's Field an d Customer's Exclusive Field, and (ii) Customer hereby grants to Spectra a worldwide right and license, with rights to sublicense only in connection with Spectra products, under Customer Program Technology to make, have made, use and sell Spectra Products for resale outside of Customer's Exclusive Field. Except as set forth in Section 8.5 and 8.6, the license granted Customer herein expressly excludes the right to manufacture Printheads or Inks.

     8.2 Spectra agrees to indemnify, defend and hold Customer and its customers harmless from and against any claim against them by Howtek, Hitachi Koki and Dataproducts, Inc., their affiliates, successors or assigns, that a n y Customer Print Engine that includes a Spectra Printhead infringes any patents o f such parties described in Schedule 2. This indemnity will apply only to those Customer Print Engines including Spectra Printheads purchased from Spectra while Customer is in good standing with respect to the payment of license fees and royalties provided for in this Section 8.

     8.3. Customer will pay to Spectra those royalties and license fees set forth in Schedule 2, "Royalties and License Fees", in connection with purchases of Hardware in which Customer uses phase change Ink, subject to the terms and conditions thereof. Customer shall not be obligated to pay royalties or fees set forth in Part I of Schedule 2 to Spectra in excess of those due from Spectra to t h e third parties defined in Schedule 2 with respect to Customer's purchases from Spectra. In the event of a reduction in royalties payable by Spectra to such third parties, Customer's royalties shall be reduced accordingly. The royalties set forth in Part 11 of Schedule 2 shall be suspended for so long as Customer shall be purchasing its requirements of Ink from Spectra.

     8.4. Customer will provide Spectra with a written report, no later than thirty (30) days following the end of each calendar quarter, describing for such calendar quarter the number and type of Customer Product and Ink sold, leased or otherwise disposed of, together with a detailed royalty calculation sufficient to establish a statement of royalties due under Spectra's agreements with parties identified in Schedule 2. Customer will pay any royalties due together with such report.

     8.5 Coverage for Spectra supply risk: Within 60 days of the execution of this Agreement, Spectra will place in escrow, with a mutually agreed escrow agent (the charges of such agent to be borne by Customer), full details, to the extent known to Spectra and promptly updated for material changes by Spectra from time to time, of the compositions and methods of manufacture of the Hardware Products and Inks to be supplied by Spectra to Customer. Customer may inspect such materials prior to placement in escrow by Spectra. The escrow agreement shall provide that the material to be placed in escrow shall be available to Customer in the event that:

     a. a Supply Failure (as defined in this paragraph) shall have occurred. In the event that Spectra shall be unable to fill an order for a particular Hardware Product or Ink that Spectra is obligated to fill under Section 2.1 hereunder, Spectra shall so advise Customer as soon as practicable, and shall advise Customer of the remedial action that it intends to take. If such failure shall continue until twenty (20) days following the agreed shipment date, Customer may send personnel to Spectra to observe the progress toward correcting such failure to supply and to assist in resolving the situation. In the event that such failure shall continue for an additional 40 days, then a Supply failure shall be deemed to have occurred; or

     b. Customer acquires and exercises rights under United States Code, Title 11, Section 365(n)(1)(B) (option for licensee, whose license has been rejected by trustee in bankruptcy, to retain rights under the license).

8.6  In connection with Section 8.5:

          8.6.1 It is understood and agreed that if the Supply Failure relates only to Hardware Products or Inks, but not both, the information to be released from escrow will be only that related to Hardware Products or Inks, as appropriate.

     8.6.2 Customer may use escrowed information only to produce or have produced those Hardware Products and Inks being supplied by Spectra to Customer immediately prior to the occurrence of the condition giving rise to the release of escrowed information, as such Hardware Products and Inks existed at the time of the occurrence of the condition. In the event that a Supply Failure relates to fewer than all of the models of Hardware Products being supplied by Spectra, Customer may only manufacture or have manufactured those models of Hardware Products Spectra failed to supply. Upon the occurrence of the condition in 8.5.a above with respect to Inks, Spectra shall arrange for supply of Inks to Customer by a third party at the request of Customer, at the same prices and terms at which Spectra supplies Customer. Upon the occurrence of the condition in 8.5.b above with respect to Inks, Customer shall be free to negotiate with Coates Reprographics, Inc. for the supply of ink directly from Coates to Customer, notwithstanding any previous agreement involving Spectra, Customer o r Coates which would otherwise bar the supply of ink directly from Coates to Customer. Any manufacture by or for Customer of Hardware Products o r Inks, or acquisition of Inks from Coates, shall be subject to a royalty to Spectra of 10% of the resale price by Customer of such Hardware Products or Inks.

     8.6.3 It is understood and agreed that Spectra does not have the right to grant sublicenses for the manufacture of Printheads under its license with Dataproducts and Hitachi-Koki and, accordingly, any exercise by or for Customer of the above rights in the event of Supply Failure will require Customer to obtain a license from them.

9.   DISTRIBUTION RIGHTS AND EXCLUSIVITY
     -----------------------------------

     9.1 Non-Exclusive Distribution Rights: Customer may sell, lease and u se Customer Products and components for Customer Products bearing Customer's or its Affiliates' marks, including without limitation worldwide marketing to any en d user or remarketer, and use by Customer for the benefit of others; provided however, that (i) Customer's distribution rights are limited to Customer's Field, (ii) Customer may only resell Printheads as integral components of Customer Products, or as spare parts for Customer Products, and (iii) Customer may not knowingly sell Spectra Ink for use other than in conjunction with Customer Products.

     9.1.1 For the purposes of this Agreement and subject to the Reserved Market rights of other Spectra customers, Customer's Field shall be defined as the worldwide market for equipment, systems, services and supplies for full color printing for commercial printing applications.

          9.2 Exclusive Distribution Rights: Subject to Customer meeting its obligations under this Agreement (and specifically the provisions of Section 9.2.1), and subject to the previously reserved market rights of other Spectra customers defined in Schedule 3, Spectra hereby grants to Customer the exclusive right to supply Customer Products into Customer's Exclusive Field.

          9.2.1 For the purposes of this Agreement and subject to the Reserved Market rights of other Spectra customers, Customer's Exclusive Field shall be defined as the worldwide market for equipment, systems, services and supplies for add-on modules or subsystems for adding color to the fiber based, paper, and paper-like output of the following production xerographic and electrographic printing systems: IBM (3900), Xerox (4135, 4635, 4800, Docutek 135/90), Siemens
(2240), and substantially similar equipment of Delphax and Fujitsu (collectively "the Exclusive OEM's"). Customer's Exclusive Field shall be effective during the Exclusive Period which is defined as beginning on the Effective Date and ending
o n December 31, 2002, unless ending earlier in accordance with Section 9.2.2. Customer's Exclusive Field shall extend (i) to the successors and assigns, if any, of the Exclusive OEM'S, (ii) to products of the Exclusive OEM's which are extensions of or replacement models to the models listed in this Section 9.2.1., and (iii) to new models of production xerographic and electrographic printing systems of the Exclusive OEM'S, subject to Spectra's prior written approval, which approval shall not be unreasonably withheld. Accordingly, Spectra shall not knowingly supply Printheads, Print Engines or Inks to parties other than Customer in Customer's Exclusive Field during the Exclusive Period.

          9.2.2 To maintain the exclusive rights under this Section 9.2, Customer must (i) make the following scheduled payments, (ii) continue to purchase Customer's requirements of Ink from Spectra, and (iii) purchase the following amounts of Printheads and Inks at contract prices during the calendar years:

Scheduled Payments:
------------------------
     January 8, 1996
     February 15, 1996
     April 1, 1996
     July 1, 1996                             Information Subject
     October 1, 1996                          to Pending Confidential
     January 1, 1997                          Treatment Request
     April 1, 1997
     July 1, 1997
     October 1, 1997


Minimum Volumes             Printheads:              Inks (Kilograms)
----------------            -----------              ---------------
     1996
     1997
     1998                 Information Subject      Information Subject
     1999                 to Pending Confidential  to Pending Confidential
     2000                 Treatment Request        Treatment Request
     2001
     2002

     Customer shall have a cure period of 45 days after any calendar year-end to make up any purchase deficiencies hereunder and a cure period of 15 days to make up any payment deficiency hereunder. In the event Customer fails to make a payment or payment, under Section 9.2.2, Spectra may terminate the exclusive rights provided under Section 9.2.1 on forty-five days prior written notice if Customer shall fail to cure such nonpayment within such forty-five day period: but in the event of such termination, all other rights and obligations of the parties under this Agreement shall remain unchanged.

9.2.3. With respect to any payments received under this section 9.2, Spectra agrees to use fifty percent (50%) of the such funds for development activities on Spectra Products for use in Customer Products. It is understood that during 1995 and 1996, such activities shall be focused on modular carbon printhead development (i.e. the 256 jet printhead family demonstrated to Customer personnel); the development activities for 1997 shall be as mutually agreed upon by the Parties.

     9.3  For so long as Customer makes the scheduled payments set forth in
Section 9.2.2. above and all royalty payments required under this Agreement, Customer shall have the right, to the fullest extent within Spectra's rights,
(I) to purchase from Spectra ink jet products developed, manufactured and sold by Spectra in the future, provided, however, that Customer may use such products in Reserved Markets: and (ii) to the license granted Customer in Section 8.1 which shall include a license to Spectra Future System Technology, on the same terms and subject to all of the conditions of the license set forth in Section 8.1, developed during the period Customer makes such payments. Thereafter through the initial Term of this Agreement, Customer shall continue to have rights to subsequent new products and the license in Section 8.1 shall continue to include Spectra Future System Technology so long as Customer pays to Spectra a fee of $250,000 at the beginning of each calendar quarter and is current in all royalties due under this Agreement. In the event that Customer fails to make a quarterly $250,000 payment after 1998 in accordance with this Section 9.3, Customer's rights to participate in Spectra Future Systems Technology may be terminated by Spectra on forty-five days prior written notice, subject to Customer's right to cure such nonpayment within such forty-five day period; but in the event of such termination, all other rights and obligations of the parties under this Agreement shall remain unchanged, including but not limited to the right to purchase Spectra Products other than those embodying Spectra Future Systems Technology.

     9.4 To the extent Customer may directly or indirectly market Customer Products, Spectra Products, or other items under this Agreement, Customer may do so under any present or future Customer or Affiliate trademark or product designation. Customer shall refer to any product so designated, in all Customer sales proposals, advertising literature, and otherwise, as a Customer or Affiliate product. Customer may ship those products in containers bearing the Customer or Affiliate logo, class and serial number of the product, and all other information or markings desired by Customer or required by law.

10.  CONFIDENTIALITY
     ---------------

     10.1 "Confidential Information" means all information which one party ("Discloser") discloses to the other party ("Recipient") during the term of this Agreement: (I) in documents or other tangible materials clearly marked "CONFIDENTIAL", or (ii) orally, or in any other intangible form, when first disclosed to the Recipient, if at that time the Discloser tells the Recipient that the information is confidential and if the Discloser describes the information in writing or other tangible materials clearly marked "CONFIDENTIAL" and delivers them to the Recipient within 10 calendar days after the information is first disclosed to the Recipient. "Confidential Information" does not include any information which the Recipient can show: (a) the Recipient knew at the time
o f disclosure, (b) the public knows or which is or becomes readily ascertainable by the public, and through no wrongful act of the Recipient, (c) the Recipient receives from a third party without breaching an obligation owed to the Discloser, if the third party does not restrict the Recipient from disclosing that information, (d) is independently developed by or for the Recipient, the Discloser discloses to a third party without similar restrictions on disclosure, or (e) is required to be disclosed by law, provided, however, that in the event Recipient is ordered to disclose the Discloser's Confidential Information pursuant to a judicial or governmental request, requirement or order, Recipient shall immediately, and in any event prior to complying therewith, notify the Discloser and take reasonable steps to assist Discloser in contesting such request, requirement or order o r otherwise protecting Discloser's rights, and Recipient may not disclose any Discloser Confidential Information in response to any law, rule or regulation, including disclosure rules of the Securities and Exchange Commission, without the Discloser's written consent in each case, which consent shall not be unreasonably withheld or delayed.

     10.2. During the Term and for three years after the Term, the Recipient shall use reasonable efforts to prevent the disclosure of any Confidential Information to any other person, subject to Section 10.1. All materials containing Confidential Information delivered by the Discloser under this Agreement are and shall remain the property of the Discloser. At the Discloser's written request upon termination of the Recipient's right to possess the Discloser's Confidential Information, the Recipient shall promptly return to the Discloser, or destroy and certify the destruction of, all those materials and any copies.

     10.3. Except as this Agreement expressly provides, this Agreement does not: (i) restrict either party from developing new products, improving existing products, or marketing any new, improved, or existing products; or (ii) commit either party to disclose any particular information or to develop, make, use, buy, sell, or otherwise dispose of any existing or future product, or to favor or recommend any product or service of the other party.

     10.4. This Agreement does not enlarge, diminish, or affect the rights and obligations that either party may have or come to have under any other written agreement they both sign, or, except as this Agreement expressly provides, with respect to any patent or copyright of either party. Except as this Agreement or such other written agreement specifically provides, there shall be no restrictions on the use or disclosure of any information the parties exchange at any time, in the past or in the future, other than restrictions that either party may independently have a right to assert under the patent, copyright, or mask work laws.

II.  INFRINGEMENT
     ------------

     11.1. Spectra shall promptly investigate and defend at its expense all claims that the manufacture, use, maintenance, sale or other disposition of any Spectra Product infringes, induces the infringement of, or otherwise violates any patent, copyright, mask work, trademark, trade secret, or proprietary or other information of any third party, and Spectra shall pay and discharge all judgments or decrees against Customer which result from those claims. Spectra may, with Customer's consent (which Customer shall not unreasonably withhold), settle any such claim on terms of Spectra's choosing, if those terms do not conflict with this Agreement; provided, however, that Spectra shall not be obligated under this Section 11.1 to the extent (i) Customer fails to give Spectra prompt notice of the claim, appropriate authority to settle or defend it, or the information and assistance necessary to conduct the defense, or (ii) the claims of infringement arise from or are based upon (A) Customer's or any third party's enhancements, modifications, alteration or implementation of a Spectra Product, or (B) the combination of a Spectra Product with any device Spectra did not directly furnish to Customer.

     11.2. If (i) a court, agency, or arbitrator having jurisdiction holds that, or Spectra agrees in writing with any third party that, any Spectra Product infringes a patent, copyright, mask work, or trademark or involves an unlawful use of a third party's proprietary or other information, (ii) an injunction issues against Customer's manufacturing, use, or marketing of a Spectra Product, or (iii) in Spectra's opinion that Spectra Product is likely to become the subject of an infringement claim, then Spectra shall at its expense use reasonable efforts to: (x) obtain for Customer rights sufficient in scope to allow Customer to continue to make, use, sell, and market that Spectra Product, or (y) replace or modify that Spectra Product so that it becomes noninfringing.

     11.3. Spectra shall not be liable under this Section 11 for any claim, and Customer's rights under Section 11.2 shall not attach to a claim, to the extent that claim is based on information, devices, or processed furnished by someone other than Spectra.

12.  TERM AND TERMINATION: BANKRUPTCY
     --------------------------------

     12.1. This Agreement is effective on and after the Effective Date and shall expire seven years after the Effective Date, unless earlier terminated pursuant to Section 12.2 below. Customer shall have the right to renew this Agreement for an additional period of seven years. If Customer wishes to exercise such right, it shall provide Spectra with written notice of such exercise at least one year prior to the end of the initial term.

     12.2. This Agreement may be terminated prior to its expiration if any of the following occur:

            12.2.1. Spectra and Customer may at any time agree in writing to terminate this Agreement.

            12.2.2. If Customer fails without cause to pay Spectra any amount due Spectra, Spectra may terminate this Agreement if Customer does not cure that failure within 45 days after Customer receives a written notice from Spectra stating the facts on which Spectra based its determination that such a failure occurred.

            12.2.3. If either party breaches a material obligation of this

Agreement, and such breach is not cured within 90 days after receipt of the notice from the non-breaching party, the non-breaching party may terminate this Agreement.

     12.3. All financial obligations which had accrued but which were unpaid as of the effective date of termination shall survive termination. All financial obligations which would have accrued after the effective date of termination shall terminate. All then-outstanding forecasts and Purchase Orders shall terminate without liability or consequence to either party as of the effective date of termination. All licenses granted to Customer hereunder shall terminate. The license granted to Spectra in Section 8.1 shall survive termination.

13.  DISPUTES
     --------

     13.1. Except for disputes concerning Spectra's obligations under Section 11.1, and except as otherwise provided in this Agreement, Customer and Spectra shall settle by arbitration any controversy or claim between them arising directly or indirectly under this Agreement, whether based on contract, tort, fraud, misrepresentation, or other legal theory. The arbitration shall occur in Massachusetts, under the then current rules and supervision of the American Arbitration Association. If the dispute involves a claim for money in the amount of $1,000,000 or less and does not involve any claims relating to ownership, use, or disclosure of intellectual property (other than a claim of unlawful ownership, use or disclosure of intellectual property arising solely from a failure to pay a license fee or royalty), the arbitration shall be before a single arbitrator whom Customer and Spectra shall select from a panel of persons knowledgeable in business information and data processing systems; otherwise, the arbitration shall b e before three arbitrators, one selected by Customer, one selected by Spectra, and the third selected by the two arbitrators to selected. The arbitrator or arbitrators shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrator or arbitrators shall be final and binding and the award rendered may be entered in any court having jurisdiction. Customer and Spectra shall each pay its own attorney's fees associated with the arbitration, and shall pay the other costs and expenses of the arbitration as the rules of t h e American Arbitration Association provide.

     13.2. Spectra and Customer may each petition a court of law for injunctive relief to protect its respective intellectual property.

     13.3. Connecticut law shall govern the interpretation and enforcement of this Agreement, except that the Federal Arbitration Act shall govern the interpretation and enforcement of Section 13.1. If one party files a court action alleging claims subject to binding arbitration under Section 13.1, and the other party successfully stays the court action or compels arbitration of the claims, or both, the party filing the court action shall pay the other party's costs and expenses, including attorneys' fees, of obtaining such stay or compulsion.

     13.4. Neither Customer nor Spectra may bring any action, regardless of form, related to this Agreement, more than two years after the cause of action accrues.

     13.5. The duty to arbitrate under Section 13.1 extends to any director, officer, employee, agent, subsidiary, or Affiliate making or defending any claim which would otherwise be arbitrable.

     13.6. Each part of this Section 13 is severable. A holding that any part of this Section is unenforceable shall not affect the duty to arbitrate under
Section 13.1 or any other part of this section.

14.  MISCELLANEOUS
     -------------

     14.1. EXCEPT TO THE EXTENT OF SPECTRA'S OBLIGATIONS UNDER SECTION 11 OF THIS AGREEMENT, NEITHER SPECTRA NOR CUSTOMER SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) UNDER THIS AGREEMENT.

     14.2. Spectra and Customer are contractors independent of one another. Nothing in this Agreement is intended to or shall constitute either party as a n agent, legal representative, partner, joint venture, franchisee, employee, or servant of the other for any purpose. Neither party shall make any contract, agreement, warranty, or representation on behalf of the other party, or incur any debt or other obligation in the other party's name, or act in any manner which has the effect of making that party the apparent agent of the other; and neither party shall assume liability for, or be deemed liable as a result of, any such action by the other party. Neither party shall be liable by reason of any act or omission of the other party in the conduct of its business or for any resulting claim or judgment, including without limitation those arising from oral or written statements the other party makes in connection with its marketing efforts (other than statements made in reliance on written information which the first party furnishes to the other party).

     14.3. Neither Spectra nor Customer may assign this Agreement or any of their respective rights and obligations under this Agreement without the express written consent of the other party before that assignment, except that either party may without the other's prior consent assign this Agreement to a successor in ownership of all or substantially all of its assets or the product line that includes the Customer Products. Any assignment under this Section 14.3 will not relieve the assigning party of its outstanding financial obligations, if any, incurred before the assignment. This Agreement shall be finding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     14.4. A waiver of a default of any term of this Agreement shall not be construed as a waiver of any later default of that provision or as a waiver of the provision itself. A party's performance after the other party's default shall not be construed as a waiver of that default.

     14.5. Each term of this Agreement is severable. If a court, agency, or arbitrator having jurisdiction determines that any term is invalid or unenforceable under applicable law, that determination shall not affect the other terms of this Agreement, which other terms shall continue to be enforced as if the invalid or unenforceable provisions were omitted.

     14.6. Except as this Agreement otherwise provides, no amendment to this Agreement shall be binding unless agreed to in writing executed by Spectra and Customer, and no approval, consent, or waiver shall be enforceable unless signed by the granting party. The pre-printed terms of any order (including without limitation a Purchase Order), acknowledgment, or other form do not amend this Agreement. No document shall be deemed to amend this Agreement by implication.

     14.7. This Agreement (including the attached Exhibits) states the complete agreement between Spectra and Customer concerning this subject, and supersedes all earlier oral and written communications between Spectra and Customer concerning this subject.

          14.8. All notices required or permitted under this Agreement and all requests for approvals, consents, and waivers must be in writing and must be delivered by a method providing for proof of delivery to the addresses listed below:

In the case of Customer:

     Chief Executive Officer
     Accent Color Sciences, Inc.
     Riverview Square
     99 East River Drive
     East Hartford, CT 06108
     Fax Number:  860-290-4858

     with a copy to:

     Willard F. Pinney, Jr.
     Murtha, Cullina, Richter and Pinney
     CityPlace I - 185 Asylum Street
     Hartford, CT 06103-3469

     Fax Number:  860-240-6150

In the case of Spectra:

     Chief Executive Officer
     Spectra, Inc.
     Etna Road
     PO Box 68C
     Hanover, NH 03755
     facsimile:   (603) 643-5430

     with a copy to:

     Gregory E. Moore, Esq.
     Ropes & Gray
     One International Place
     Boston, MA 02110-2624
     facsimile:  (617) 951-7050

Any notice or request shall be deemed to have been given on the date of receipt.

Either party may change its address for the purposes of this Agreement by giving the other party written notice of its new address.

14.9. All rights granted to Customer under this Agreement may exercised by any Affiliate of Customer agreeing to be bound by this Agreement.

ACCEPTED BY:
SPECTRA, INC.                           ACCENT COLOR SCIENCES, INC.

By:                                     By:


Printed:                                Printed:


Title:                                  Title:


Date:                                   Date: